Exhibit 16.1

July 26, 2018

U.S. Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Ladies and Gentlemen:

We are currently principal accountants for Air Products and Chemicals, Inc. and, under the date of November 16, 2017, we reported on the consolidated financial statements and financial statement schedule of Air Products and Chemicals, Inc. (the “Company”) as of and for the years ended September 30, 2017 and 2016 and the effectiveness of internal control over financial reporting as of September 30, 2017. On July 24, 2018, we were notified that the Company engaged Deloitte & Touche LLP (“Deloitte”) as its principal accountant for the Company’s fiscal year ending September 30, 2019 and that the auditor-client relationship with KPMG LLP will cease upon completion of the audits of the Company’s consolidated financial statements as of and for the year ending September 30, 2018 and the effectiveness of internal control over financial reporting as of September 30, 2018, and the issuance of our report thereon. We have read the Company’s statements included under Item 4.01 of its Current Report on Form 8-K as filed on July 26, 2018, and we agree with such statements, except that we are not in a position to agree or disagree with the Company’s statement that, following review and evaluation of proposals from the firms participating in that process, on 24 July 2018, the Audit and Finance Committee engaged Deloitte as the Company’s independent registered public accounting firm for the Company’s fiscal year ending 30 September 2019, and we are not in a position to agree or disagree with the Company’s statement that neither the Company nor anyone acting on its behalf consulted with Deloitte regarding the matters referenced in the final paragraph under Item 4.01.

Very truly yours,

/s/ KPMG LLP